Exhibit 99.1

DaVita Announces Government Inquiry

DENVER (October 25, 2011) – DaVita Inc. (NYSE: DVA), (the “Company”), a leading provider of kidney care services for those diagnosed with chronic kidney disease (CKD), announced today that it has been advised that it will be receiving a request for documents, which could include an administrative subpoena from the Office of Inspector General for the U.S. Department of Health and Human Services. The request is in connection with an inquiry by the United States Attorney’s office for the Eastern District of New York regarding payment for infusion drugs covered by the New York Medicaid composite payment system for dialysis. We believe this inquiry is civil in nature. We do not know the time period covered by the inquiry.

We understand that certain other providers that operate dialysis clinics in New York and provide services to New York Medicaid patients also may be receiving or have received a similar request for documents. We intend to cooperate with the government to provide responsive documents.

To the Company’s knowledge, no proceedings have been initiated against it at this time, although the Company cannot predict whether proceedings might be initiated.

Over the last twelve years, our strong record of compliance has been well established in the healthcare industry. The Company has worked hard to create and sustain a culture of compliance at DaVita, as well as the policies and systems to support that culture. We respect the government’s responsibility to ensure the appropriateness of provider practices. We intend to work cooperatively in response to this inquiry and look forward to resolving the matter.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2011, DaVita operated or provided administrative services at 1,669 dialysis facilities, serving approximately 131,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.

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Investor Contact Information:

Jim Gustafson

310-536-2585

Jim.gustafson@davita.com